Exhibit l.3

K&L Gates LLP

1601 K Street N.W.

Washington, D.C. 20006

January 18, 2011

Nuveen Maryland Dividend Advantage Municipal Fund 3

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen Maryland Dividend Advantage Municipal Fund 3

As counsel for Nuveen Maryland Dividend Advantage Municipal Fund 3 (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-170402 and 811-21153) on January 18, 2011.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP